EXHIBIT 99.1



SYSCO                                                             [COMPANY LOGO]
--------------------------------------------------------------------------------
SYSCO Corporation
1390 Enclave Parkway                                                NEWS RELEASE
Houston, Texas 77077-2099
(281) 584-1390                           FOR MORE INFORMATION
                                         CONTACT:      John M. Palizza
                                                       Assistant Treasurer
                                                       (281) 584-1308


      SYSCO'S FOURTH QUARTER DILUTED EPS RISE 16.2%; NET EARNINGS UP 15.6%

     HOUSTON, AUGUST 16, 2004 -- SYSCO Corporation (NYSE: SYY), North America's leading foodservice marketer and distributor, today announced results for the 14-week fourth quarter and 53-week fiscal year that ended July 3, 2004.

FOURTH QUARTER HIGHLIGHTS:

o Diluted earnings per share rose 16.2% to $0.43 compared to $0.37 in the same period last year.
o Net earnings climbed 15.6% to $280.6 million vs. $242.7 million in last year's fourth quarter.
o Sales increased 16.7% to $8.14 billion, including sales from acquisitions of 0.4%, for the 14-week fourth quarter of fiscal 2004 as opposed to $6.97 billion in the 13-week fourth quarter of fiscal 2003. Adjusted for 13 weeks vs. 13 weeks, sales were up 8.4% for the fourth quarter of fiscal 2004.
o Operating expenses as a percent to sales were 13.66%, a 34 basis point reduction in comparison to 14.00% in the same period last year.

FISCAL  YEAR  HIGHLIGHTS:

o    Diluted earnings per share rose 16.1% to $1.37 compared to $1.18 last year.
o    Net earnings climbed 16.6% to $907.2 million vs. $778.3 million last year.
o Sales increased 12.2% to $29.3 billion, including sales from acquisitions of 0.8%, for the 53-week fiscal year ended July 3, 2004 as opposed to $26.1 billion for the 52-week fiscal year ended June 28, 2003. Adjusted for 52 weeks vs. 52 weeks, sales rose 10.0% in fiscal 2004.
o Operating expenses as a percent to sales were 14.12%, a 56 basis point reduction versus last year's 14.68%.

     In discussing the quarter, Richard J. Schnieders, SYSCO's chairman and chief executive officer, said, "SYSCO was able to generate solid sales and earnings numbers during the fourth quarter while competing in a market that can best be described as challenging. Our growth strategies, customer service initiatives and sound operational practices allowed our 49,000 associates to overcome the effects of 8.0 percent product inflation during the quarter and again generate positive results for our shareholders.

    "A softer foodservice market and prolonged product inflation of 6.3 percent for the fiscal year were the primary test our operating companies faced and continue to address," added Mr. Schnieders. "The dairy and meat categories, which are often sold on a cost-per-pound plus a fee per pound basis rather than on a percentage markup, experienced the highest rates of inflation. The overall impact of inflation, particularly on those two items, is a higher sales price but a lower profit margin as a percent to sales. This margin percentage contraction persisted throughout the fiscal year, making the foodservice environment a very tough arena for distributors and suppliers. Our restaurant operator customers also are experiencing softness in their sales as cost and price increases impact consumer spending. As a result, we experienced a moderate slowing of sales in the latter half of the fourth quarter which has continued for the first five weeks of the current quarter.

     Turning to fiscal year 2005, Mr. Schnieders added, "That being said, we believe our results confirm that we are the best-positioned distributor to deal with these issues. We are building this company with an eye on the future and will make the necessary investments, such

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as our supply chain initiative, to position this company for future success. Our estimates are that we should incur approximately an additional $0.04 to $0.05 per share of expense, including depreciation of the first redistribution center, in fiscal 2005. We believe that strategic investments such as the redistribution center will enable us to continue to lower our cost of doing business over the longer term. In addition, we're working with our customers by consulting with them in product selection, pricing and quality issues to help them combat this longer-than-usual period of food cost increases. Finally, while we can't control inflation and its effects or the consumer spending cycle, we can control our expenses and we will be renewing our focus in the area of expense controls during fiscal 2005. These controls include a short-term hiring freeze, continued benchmarking of our operations and the ongoing sharing of best business practices at our companies. While moderating sales and the current inflationary environment are short-term issues, the discipline they impose on us to exercise sound expense controls will benefit us over the long-term as inflation returns to more typical levels."

   In discussing operations, Thomas E. Lankford, president and chief operating officer of SYSCO, added, "A persistent focus on profitable customers benefited us in the quarter. By providing business reviews and business development services to these valued customers, our ability to achieve our long-term performance objectives remains on track.

     "From an operational perspective, key metrics at our broadline companies registered incremental improvements in the fourth quarter, which in turn helped to drive down expenses by 34 basis points. Specifically, lines per stop increased approximately five percent and pieces per stop increased approximately four percent in the quarter compared to last year, indicating expanded sales to existing customers."

     Mr. Lankford also summarized SYSCO's major capital expenditures and acquisitions for the quarter and fiscal year including the opening of a broadline fold-out facility in Oxnard, California, that is servicing the northern Los Angeles foodservice market and the ongoing construction of a broadline fold-out facility in Post Falls, Idaho that is expected to be operational in the spring of 2005. SYSCO also expanded its export capabilities with the acquisition of Plant City, Florida-based International Food Group, a leading U.S.-based distributor of foodservice products to chain restaurants in international markets. Another acquisition, Overton Distributors, Inc., a produce distribution company with locations in Raleigh and Charlotte, North Carolina and Nashville, Tennessee, occurred at the beginning of the fourth quarter.

     "We have made and will continue to make strategic investments to promote future growth in our operations and profitability," continued Mr. Lankford, who also indicated that SYSCO's capital expenditures for fiscal 2004 were $530.1 million, including $150.7 million that was spent in the fourth quarter. For fiscal 2005 the Company anticipates a slight reduction in capital expenditures -- $475 to $500 million -- since several major replacements and fold-outs were completed in 2004.

     The National Supply Chain project progressed according to plan during the quarter and to date $216.0 million has been expended on the project since it began in fiscal 2002. Fourth quarter expenditures for the project were $33.4 million, $27.1 million of which was capitalized and is included in the $150.7 million capital spending for the quarter. SYSCO's broadline facility near Boston, which is scheduled to be the first company to go live with the Northeast Redistribution Center, began implementing their ramp-up in August and is scheduled to receive product in February 2005. By the fall of 2005 all 14 operating companies assigned to the Northeast Redistribution Center will be receiving product.

     "With a 16.6 percent increase in net earnings, fiscal 2004 was a solid year for SYSCO. The results are representative of the most valuable asset we have - our knowledgeable and dedicated associates," concluded Mr. Lankford. "Through their efforts, SYSCO's market share increased from 13 percent in fiscal 2003 to more than 14 percent in fiscal 2004. As they worked with our suppliers and customers to succeed during some difficult times, their efforts also

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allowed SYSCO to return $918 million to our shareholders in fiscal 2004 in the form of share repurchases and dividends, or 101.2% of our fiscal 2004 net earnings. We have the people and strategies in place to maintain consistent future growth and we are confident we will continue our record of delivering sound results."

     SYSCO is the largest foodservice marketing and distribution organization in North America, providing food and related products and services to approximately 400,000 restaurants, healthcare and educational facilities, lodging establishments and other foodservice customers. SYSCO's operations are located throughout the United States and Canada and include broadline companies, specialty produce and custom-cut meat operations, Asian foodservice distributors, hotel supply operations and SYGMA, the company's chain restaurant distribution subsidiary. For more information about SYSCO visit the company's Internet home page at www.sysco.com. As previously announced, SYSCO's fourth quarter 2004 earnings conference call will be held at 10:00 a.m. EDT on Monday, August 16, 2004. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com under Investor Relations.

Forward-Looking  Statements

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding SYSCO's ability to achieve its long-term performance objectives, maintain consistent future growth and continue to deliver sound results, inflationary trends, capital expenditures and other future investments, the expected benefits of cost controls, and the expected timing, cost and benefits of the national supply chain project and northeast redistribution center. These statements involve risks and uncertainties and are based on management's current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include the risks relating to the foodservice distribution industry's relatively low profit margins and sensitivity to general economic conditions, including the current economic environment and consumer spending; the risk that higher costs due to inflation cannot be passed on to customers or that the current high levels of inflation do not return to historical levels; SYSCO's leverage and debt risks; the successful completion of acquisitions and integration of acquired companies; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; construction schedules; management's allocation of capital and the timing of capital purchases such as fleet and equipment; competitive conditions; labor issues; and internal factors such as the ability to control expenses. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's Annual Report on Form 10-K for the fiscal year ended June 28, 2003 as filed with the Securities and Exchange Commission.

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                                SYSCO CORPORATION
                 CONSOLIDATED RESULTS OF OPERATIONS (UNAUDITED)
                      (In Thousands Except for Share Data)

                                           FOR THE 14-WEEK AND 13-WEEK PERIODS ENDED
                                           -----------------------------------------
                                               JULY 3, 2004        JUNE 28, 2003
                                           -------------------   -------------------
Sales                                         $   8,139,017        $  6,971,840
Costs and expenses
    Cost of sales                                 6,554,156           5,582,663
    Operating expenses                            1,111,548             976,123
    Interest expense                                 19,136              19,627
    Other, net                                       (2,080)                332
                                           -------------------   -------------------
Total costs and expenses                          7,682,760           6,578,745
                                           -------------------   -------------------
Earnings before income taxes                        456,257             393,095
Income taxes                                        175,659             150,359
                                           -------------------   -------------------
Net earnings                                  $     280,598        $    242,736
                                           ===================   ===================
Basic earnings per share                      $        0.44        $       0.38
                                           ===================   ===================
Diluted earnings per share                    $        0.43        $       0.37
                                           ===================   ===================
Average shares outstanding                      638,405,202         646,157,089
                                           ===================   ===================
Diluted average shares outstanding              657,838,265         655,791,441
                                           ===================   ===================
---------------------------------------------------------------------------------------

Comparative segment sales data for the fourth quarter of fiscal years 2004 and 2003 are summarized below.

(Unaudited)                                FOR THE 14-WEEK AND 13-WEEK PERIODS ENDED
($000)                                     ------------------------------------------
                                               JULY 3, 2004         JUNE 28, 2003
                                           -------------------   -------------------
SALES
    Broadline                                 $   6,562,356        $  5,693,056
    SYGMA                                           987,247             782,922
    Other                                           675,958             573,678
    Intersegment Sales                              (86,544)            (77,816)
                                           -------------------   -------------------
Total Sales                                   $   8,139,017        $  6,971,840
                                           ===================   ===================
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                                SYSCO CORPORATION
                 CONSOLIDATED RESULTS OF OPERATIONS (UNAUDITED)
                      (In Thousands Except for Share Data)

                                           FOR THE 53-WEEK AND 52-WEEK PERIODS ENDED
                                           -----------------------------------------
                                              JULY 3, 2004         JUNE 28, 2003
                                           -------------------   -------------------
Sales                                         $  29,335,403       $  26,140,337
Costs and expenses
    Cost of sales                                23,661,514          20,979,556
    Operating expenses                            4,141,230           3,836,507
    Interest expense                                 69,880              72,234
    Other, net                                      (12,365)             (8,347)
                                           -------------------   -------------------
Total costs and expenses                         27,860,259          24,879,950
                                           -------------------   -------------------
Earnings before income taxes                      1,475,144           1,260,387
Income taxes                                        567,930             482,099
                                           -------------------   -------------------
Net earnings                                  $     907,214       $     778,288
                                           ===================   ===================
Basic earnings per share                      $        1.41       $        1.20
                                           ===================   ===================
Diluted earnings per share                    $        1.37       $        1.18
                                           ===================   ===================
Average shares outstanding                      642,688,614         650,600,652
                                           ===================   ===================
Diluted average shares outstanding              661,919,234         661,535,382
                                           ===================   ===================
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Comparative  segment  sales data for the  53-weeks  and 52-weeks of fiscal years
2004 and 2003 are  summarized  below.

                                          FOR THE  53-WEEK AND 52-WEEK PERIODS ENDED
(Unaudited)                               ------------------------------------------
($000)                                        JULY 3, 2004         JUNE 28, 2003
SALES                                     -------------------    -------------------
    Broadline                                 $  23,718,955        $  21,489,862
    SYGMA                                         3,548,693            2,916,174
    Other                                         2,383,692            2,003,060
    Intersegment Sales                             (315,937)            (268,759)
                                          --------------------   -------------------
Total Sales                                   $  29,335,403        $  26,140,337
                                          ====================   ===================
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                                SYSCO CORPORATION
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                 (In Thousands)

                                              JULY 3, 2004          JUNE 28, 2003
                                          --------------------   -------------------
ASSETS
Current assets
   Cash                                       $     199,706        $    337,447
   Receivables                                    2,189,127           2,009,627
   Inventories                                    1,404,410           1,230,080
   Prepaid expenses                                  54,903              52,380
   Prepaid income taxes                               3,265                   -
                                          --------------------   -------------------
     Total current assets                         3,851,411           3,629,534

Plant and equipment at cost,
   less depreciation                              2,166,809           1,922,660

Other assets
   Goodwill and intangibles                       1,218,700           1,113,960
   Restricted cash                                  169,326              83,807
   Prepaid pension cost                             243,996                   -
   Other                                            197,390             186,560
                                          --------------------   -------------------
      Total other assets                          1,829,412           1,384,327
                                          ====================   ===================
Total assets                                  $   7,847,632        $  6,936,521
                                          ====================   ===================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Notes payable                              $      73,834        $    101,822
   Accounts payable                               1,742,578           1,637,505
   Accrued expenses                                 724,970             624,451
   Accrued income taxes                                   -               9,193
   Deferred taxes                                   422,419             307,211
   Current maturities of long-term debt             162,833              20,947
                                          --------------------   -------------------
     Total current liabilities                    3,126,634           2,701,129

Other liabilities
   Long-term debt                                 1,231,493           1,249,467
   Deferred taxes                                   686,705             498,396
   Other long-term liabilities                      238,294             289,998
                                          --------------------   -------------------
     Total other liabilities                      2,156,492           2,037,861

Contingencies
Shareholders' equity
   Preferred stock                                        -                   -
   Common stock, par $l per share                   765,175             765,175
   Paid-in capital                                  332,041             249,235
   Retained earnings                              3,959,714           3,373,853
   Other comprehensive income (loss)                 17,640            (152,381)
   Treasury stock                                (2,510,064)         (2,038,351)
                                          --------------------   -------------------
   Total shareholders' equity                     2,564,506           2,197,531
                                          --------------------   -------------------
Total liabilities and
   shareholders' equity                       $   7,847,632        $  6,936,521
                                          ====================   ===================

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                                SYSCO CORPORATION
                       CONSOLIDATED CASH FLOWS (UNAUDITED)
                                 (In Thousands)

                                           FOR THE 53-WEEK AND 52-WEEK PERIODS ENDED
                                          ------------------------------------------
                                                JULY 3, 2004        JUNE 28, 2003
                                          --------------------   -------------------

Cash flows from operating activities:
  Net earnings                                $     907,214        $    778,288
  Add non-cash items:
      Depreciation and amortization                 283,595             273,142
      Deferred tax provision                        608,152             481,330
      Provision for losses on receivables            27,377              27,133
  Additional  investment  in certain
    assets and  liabilities,  net of
    effect of businesses acquired:
      (Increase) in receivables                    (177,058)           (218,150)
      (Increase) in inventories                    (162,502)            (69,959)
      (Increase) in prepaid expenses                 (2,183)             (9,509)
       Increase in accounts payable                  95,874             237,360
       Increase (Decrease) in accrued
         expenses and other
         long-term liabilities                       26,488             (85,294)
      (Decrease) in accrued income taxes           (392,197)            (33,121)
      (Increase) in other assets                    (25,238)             (8,380)
                                          --------------------   -------------------
    Net cash provided by operating
     activities                                   1,189,522           1,372,840
                                          --------------------   -------------------
Cash flows from investing activities:
  Additions to plant and equipment                 (530,086)           (435,637)
  Proceeds from sales of plant
    and equipment                                    15,851              14,629
  Acquisition of businesses,
    net of cash acquired                            (79,247)           (209,010)
  Increase in restricted cash balances              (90,329)            (51,807)
                                          --------------------   -------------------
    Net cash used for investing
     activities                                    (683,811)           (681,825)
                                          --------------------   -------------------
Cash flows from financing activities:
  Bank and commercial paper
   (repayments) / borrowings                        (77,849)             85,224
  Other debt borrowings / (repayments)              185,087             (12,098)
  Cash from termination of
     interest rate swap                               1,305              15,359
  Common stock reissued from treasury               167,652             101,312
  Treasury stock purchases                         (608,506)           (478,471)
  Dividends paid                                   (309,540)           (261,854)
                                          --------------------   -------------------
    Net cash used for financing
      activities                                   (641,851)           (550,528)
                                          --------------------   -------------------
Effect of exchange rate changes on cash              (1,601)             (1,479)
                                          --------------------   -------------------
Net (decrease) increase in cash                    (137,741)            139,008
Cash at beginning of period                         337,447             198,439
                                          --------------------   -------------------
Cash at end of period                         $     199,706        $    337,447
                                          ====================   ===================
Cash paid during the period for:
  Interest                                    $      68,481        $     69,103
  Income taxes                                $     344,414        $     28,747


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  COMPARATIVE SUPPLEMENTAL STATISTICAL INFORMATION RELATED TO SALES (UNAUDITED)
  ------------------------------------------------------------------------------

Comparative SYSCO Brand Sales and Marketing  Associate-Served Sales data for the
14-weeks and 13-weeks of the fourth quarter of fiscal years 2004 and 2003 are summarized below.

                                                 FOR THE 14-WEEK AND 13-WEEK PERIODS ENDED
                                                 -------------------------------------------
                                                    JULY 3, 2004            JUNE 28, 2003
                                                 -------------------     -------------------
SYSCO Brand Sales as a % of MA-Served Sales              57.9%                  56.7%
SYSCO Brand Sales as a % of Total
   Traditional Broadline Sales in the U.S.               49.7%                  48.7%
MA-Served Sales as a % of Total Traditional
   Broadline Sales in the U.S.                           55.1%                  55.3%
--------------------------------------------------------------------------------------------

Comparative SYSCO Brand Sales and Marketing  Associate-Served Sales data for the
53-weeks and 52-weeks of fiscal years 2004 and 2003 is summarized below.

                                                  FOR THE 53-WEEK AND 52-WEEK PERIODS ENDED
                                                 --------------------------------------------
                                                    JULY 3, 2004             JUNE 28, 2003
                                                 -------------------      -------------------
SYSCO Brand Sales as a % of MA-Served Sales              57.5%                  56.8%
SYSCO Brand Sales as a % of Total
   Traditional Broadline Sales in the U.S.               49.1%                  48.7%
MA-Served Sales as a % of Total Traditional
   Broadline Sales in the U.S.                           54.3%                  54.6%


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
Because the fourth quarter of fiscal 2004 contained an additional week as compared to fiscal 2003, sales growth for fiscal 2004 is not comparable to the prior year. In order to provide a more comparable picture of sales growth during fiscal 2004, management believes that it is appropriate to adjust the sales figures for fiscal 2004 by estimating the impact of the additional week. As a result, sales for the fiscal 2004 periods presented are adjusted by one-fourteenth of total sales for the fourth quarter. Failure to make these adjustments might cause investors to overstate the amount of actual sales growth due to the additional week of sales included in the 2004 periods. Set forth below is a reconciliation of actual year-over-year sales growth to adjusted year-over-year sales growth:

Comparative fourth quarter fiscal 2004 and 2003 sales adjusted for a 13-week vs. 13-week comparison. (In thousands)

                                                  FOR THE 14-WEEK AND 13-WEEK PERIODS ENDED
                                                 --------------------------------------------
                                                    JULY 3, 2004             JUNE 28, 2003
                                                 -------------------      -------------------
Sales                                               $ 8,139,017              $ 6,971,840
   Less 1 week average sales                            581,358                        -
                                                 -------------------      -------------------
Comparable 13-week vs. 13-week sales                $ 7,557,659              $ 6,971,840
Actual year-over-year percentage increase                 16.7%
Adjusted year-over-year percentage increase                8.4%
---------------------------------------------------------------------------------------------

Comparative fiscal 2004 and 2003 sales adjusted for a 52-week vs. 52-week comparison.
(In thousands)
                                                 FOR THE 53-WEEK AND 52-WEEK PERIODS ENDED
                                                 -----------------------------------------
                                                     JULY 3, 2004           JUNE 28, 2003
                                                 -------------------     -------------------
Sales                                                $29,335,403             $26,140,337
   Less 1 week average sales in 4Q fiscal 2004           581,358                       -
                                                 -------------------     -------------------
Comparable 52-week vs. 52-week sales                 $28,754,045             $26,140,337
Actual year-over-year percentage increase                  12.2%
Adjusted year-over-year percentage increase                10.0%

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

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